Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of CBRE Realty Finance, Inc. for the registration of 10,436,146 shares of its common stock and to the incorporation by reference therein of our reports dated March 17, 2008, with respect to the consolidated financial statements and schedule of CBRE Realty Finance, Inc., and the effectiveness of internal control over financial reporting of CBRE Realty Finance, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

Hartford, CT

May 13, 2008